Exhibit 16.1

March 17, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated March 17, 2006, of USA Truck, Inc. and are in agreement with the statements contained in the second and third paragraphs. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/Ernst & Young LLP